Exhibit 10.16.1

ARTHUR J. GALLAGHER & CO.

DEFERRED EQUITY PARTICIPATION PLAN

(as amended and restated, effective January 1, 2005)

The purpose of this Deferred Equity Participation Plan (the “Plan”) is to provide a facility through which Arthur J. Gallagher & Co. (“AJG”), on behalf of its subsidiaries and affiliates (collectively referred to as the “Company”), can encourage key executives to stay with the Company until at least the normal retirement date of age 62. The retention of key executives will promote the interests of the Company and its shareholders by providing continuity of management and leadership, and capitalizing on the investment in training and experience the Company has made in its key executives over the years. The Plan shall be administered as a subplan under the Arthur J. Gallagher & Co. Restricted Stock Plan for the purpose of granting restricted stock units to such key executives.

The Company has formed The Arthur J. Gallagher & Co. Deferred Equity Trust (the “Trust”), pursuant to the trust agreement dated March 22, 2001, as amended. Between March 15 and June 15 of each calendar year, the Company will contribute to the Trust either (i) shares of AJG common stock, par value $1.00 per share (“Common Stock”), or (ii) effective March 15, 2007, cash contributions, in either case in an amount approved by the Compensation Committee of the AJG Board of Directors (the “Annual Funding”).

To the extent the Company contributes shares of Common Stock to the Trust, the Trust shall reinvest dividends on an annual basis in AJG Common Stock. To the extent the Company contributes cash to the Trust, the Trust shall invest such cash in such investments as the Company shall determine from time to time. The AJG Common Stock acquired by the Trust in a given year, or from the reinvestment of dividends from AJG Common Stock originally acquired in that year, and the cash contributions and all earnings or losses with respect to such contributions shall be referred to as “Trust Assets.” The trustees of the Trust shall have and may exercise all rights of ownership, including voting control, of the Trust Assets prior to distribution.

The Company shall maintain for the benefit of each executive who participates in the Plan (“Participants”) an unfunded, bookkeeping account (an “Account”). On or before June 15 of each year, the Chief Executive Officer of AJG, in conjunction with the Compensation Committee, will approve a list of the key executives whose Accounts will be credited with an amount equal to an interest in the Trust Assets acquired with the Annual Funding from that year. The list shall set out a percentage for each Participant that represents that Participant’s interest in the Trust Assets for that year, and an amount equal to such percentage of the Trust Assets shall be credited to such Participant’s Account. To the extent a Participant’s Account is deemed invested in shares of Common Stock, such Account shall be credited with such number of additional shares of Common Stock as would be acquired by the reinvestment of each cash dividend payable on the number of shares that are credited to such Account immediately prior to the payment of such dividend. To the extent a Participant’s Account is deemed invested in cash contributions, earnings and losses shall be credited to the balance of such Account at a rate determined by the Company from time to time; provided that the Company may, in its sole discretion, provide for such earnings and losses to be measured by reference to investment funds designated by Participants from time to time, in accordance with rules and procedures established by the Company.

A Participant shall become vested in his Account upon the earliest to occur of (i) the date on which the Participant attains age 62, (ii) the Participant’s death, (iii) a termination of the Participant’s employment by the Company because of Disability, as defined below, (iv) a termination of the Participant’s employment by the Company in a manner that entitles the Participant to receive a severance benefit pursuant to AJG’s Severance Plan, as then in effect, or (v) a Change in Control, as defined below; provided, in each case, that such Participant remains employed by the Company from the date he received the allocation to his Account until the date on which such Account becomes vested (the “Vesting Date”). For purposes of the Plan, (A) “Disability” shall mean the termination of the Participant’s employment relationship at a time when the Participant is disabled and qualifies to receive benefits under the Company’s long-term disability plan, and (B) “Change in Control” shall have the meaning ascribed to it in the “Change in Control” Agreement between the Participant and AJG.

In the event a Participant’s employment with the Company terminates prior to such Participant’s Vesting Date, then the Participant’s Account under the Plan shall be forfeited. Forfeited Trust Assets shall be returned to the Company, and not subject to claim by any Participant.

The amount allocated to a Participant’s Account under the Plan shall be distributed or commence to be distributed at one of the following times occurring on or after the Vesting Date as the Participant shall elect (the “Distribution Date”): (i) the Participant’s Vesting Date, (ii) the six-month anniversary of the date on which such Participant separates from service with the Company or (iii) the first day of any calendar year beginning after the year in which the Participant attains age 62. If the Participant receives an allocation to his Account at any time after his Distribution Date, such allocation shall be paid or begin to be paid as of the date on which such allocation is awarded, as though such date were the Distribution Date. The Participant may elect to receive a distribution of his Account in the form of (A) a lump sum payment, (B) in ten equal annual installments commencing on the Distribution Date, and due on the next nine anniversaries of the Distribution Date or (C) in five equal annual installments commencing on the Distribution Date, and due on the next four anniversaries of the Distribution Date. The distribution elections for each Participant’s Account shall be made on such forms and subject to such other terms and conditions not inconsistent with this Plan as are required by the Compensation Committee, and shall be submitted within 30 days after the Participant is first notified in writing of his or her eligibility to Participate in the Plan; provided, however, that each person who is a Participant in the Plan as of December 31, 2007 may make such distribution elections on or before December 31, 2007 in accordance with IRS Notice 2005-1 and proposed regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If a Participant dies before such Participant’s distribution has begun or has been paid in full, any unpaid portion of such Participant’s vested Account under the Plan shall be paid in a lump sum, as soon as practicable after the date of such Participant’s death, to the beneficiary designated by the Participant, or if no beneficiary has been designated, to the Participant’s estate. The portion of each Account, if any, that is deemed invested in shares of Common Stock shall be distributed in shares of unrestricted Common Stock and all other distributions under the Plan shall be paid in cash. The number of shares of Common Stock allocated to each Participant’s Account shall be appropriately adjusted, in the sole discretion of the Board, to reflect any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, and the reinvestment of cash dividends.

The Company reserves the right to terminate the Plan, or suspend the Plan for any given calendar year. Upon a termination or suspension of the Plan, the Participant’s Account shall be payable in accordance with the Participant’s payment election and the terms of this Plan; provided, however, that if the Plan is terminated in connection with a change in control event, within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the Board of Directors of the Company, as constituted immediately prior to such change in control event, may elect to distribute each Participant’s Account within 30 days before, or within 12 months after, the consummation of such change in control event. Receiving an allocation under the Plan in any year does not in any way entitle the Participant to receive an allocation in any future year.

It is intended that any amounts payable under this Plan will comply with Section 409A of the Code, and the regulations promulgated thereunder, so as not to subject any Participant to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and the Plan shall be interpreted accordingly, provided, however, that the Company shall not be responsible for any such interest and tax penalties. The timing of the payments or benefits hereunder may be modified to so comply with Section 409A of the Code.

Participants who attain age 62 on or before December 31, 2005 shall be permitted to revoke the deferral of some or all of their vested amounts deferred under the Plan and to receive a full distribution of such amounts prior to December 31, 2005.